Exhibit 2.2

EXECUTION VERSION

FIRST AMENDMENT TO THE

ACQUISITION AGREEMENT

This First Amendment to the Acquisition Agreement (this “Amendment”) is made as of November 4, 2008 by and among Hourglass Acquisition I, LLC, a Delaware limited liability company (the “Company”), Harbinger Capital Partners Master Fund I, Ltd., a Cayman Islands corporation (the “Seller”), Preferred Unlimited Inc., a Delaware corporation (the “Guarantor”), solely as required by Section 12.2 of the Acquisition Agreement (as defined below), and Preferred Rocks USS, Inc., a Delaware corporation (the “Buyer” and together with the Company, the Guarantor and the Seller, the “Parties”).

RECITALS

The Parties are signatories to the Acquisition Agreement, dated as of June 27, 2008 (the “Acquisition Agreement”), which contemplates a transaction in which the Buyer will acquire USS Holdings, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Seller (“USS Holdings”), by effecting a merger of a wholly owned subsidiary to be formed by the Buyer with and into USS Holdings, with USS Holdings being the surviving corporation. The Purchaser and the Sellers wish to amend the Acquisition Agreement as set forth herein.

AGREEMENT

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth or referred to below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Certain Definitions. Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the Acquisition Agreement.

2. Amendments to the Acquisition Agreement. The Parties hereby agree that, effective as of the date hereof, the Acquisition Agreement is hereby amended as follows:

2.1. Amendment to the Definition of Transaction Consideration. The definition of Transaction Consideration in Section 1.1 of the Acquisition Agreement is hereby amended by deleting “Three Hundred Ninety-Five Million Dollars ($395,000,000)” and adding in its place “Two Hundred Ninety-Five Million Dollars ($295,000,000)” and the following phrase is hereby added to the end of such definition, “; plus, in the event that the Buyer exercises the Optional Termination Date Extension, an amount equal to the product of Twenty-Thousand Dollars ($20,000) multiplied by the number of days after November 20, 2008 up to and including the Closing Date.”

2.2. Amendment to Section 2.4(a). Section 2.4(a) of the Acquisition Agreement is hereby amended by adding the following new sentence to the end of such section, “In the event that the Buyer exercises the Optional Termination Date Extension, the “Deposit” shall include the sum of the Five Million Dollars ($5,000,000) deposited with the Escrow Agent on June 27, 2008 plus the Two Million Dollars ($2,000,000) deposited with the Escrow Agent pursuant to Section 11.1(b) of this Agreement”.

2.3. Amendment to Section 2.4(b). Section 2.4(b) of the Acquisition Agreement is hereby amended by deleting “Three Hundred Ninety Million Dollars ($390,000,000)” from the first sentence thereof and adding in its place “Two Hundred Ninety Million Dollars ($290,000,000), or, in the event that the Buyer elects to exercise the Optional Termination Date Extension and deposits an additional Two Million Dollars ($2,000,000) with the Escrow Agent, Two Hundred Eighty-Eight Million Dollars ($288,000,000)” and the following phrase is hereby added following the words “if the Estimated Amount is negative”, “plus, in the event that the Buyer timely exercises the Optional Termination Date Extension, an amount equal to the product of Twenty-Thousand Dollars ($20,000) multiplied by the number of days after November 20, 2008 up to and including the Closing Date”.

2.4. Amendment to Section 7.17(a). Section 7.17(a) of the Acquisition Agreement is hereby amended by adding “If requested by the Buyer in writing at least four (4) Business Days prior to the Closing Date,” to the beginning of the first sentence of the Section.

2.5. Amendment to Section 11.1(b). Section 11.1(b) of the Acquisition Agreement is hereby deleted and replaced in its entirety with the following, “at the election of the Seller by written notice to the Buyer, or at the election of the Buyer, by written notice to the Seller, after November 20, 2008, if the Closing shall not have occurred by such date (the “Termination Date”); provided, however, that if the conditions to the Closing set forth in Sections 8.4(a) and 9.4(a) have not been satisfied on or before 11:59 a.m., New York time, on November 19, 2008, then the Buyer shall have the right, at the Buyer’s sole election, to cause Two Million Dollars ($2,000,000) to be deposited with the Escrow Agent and held pursuant to the terms of the Escrow Agreement on or before 11:59 p.m. on November 20, 2008, and upon such deposit, with no further action by either the Buyer or the Seller, the “Termination Date” shall be December 8, 2008 (the “Optional Termination Date Extension”).

2.6. Amendment to Section 11.2(b). The parenthetical in clause (iii) of the Acquisition Agreement is hereby deleted and replaced in its entirety with the following: “(other than the conditions set forth in Sections 8.4(a), 8.4(b) (but only to the extent the failure of such condition to be satisfied resulted from the entry of an Order under applicable competition, trade regulation and antitrust laws) and 8.5 and those conditions which by their terms are to be satisfied at the Closing with the execution of only ministerial tasks)”.

3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Company that: (a) the Buyer has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Amendment by each of the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer; and (c) this Amendment has been duly and validly executed and delivered by the Buyer, and assuming the due authorization, execution and delivery by the Seller and the Company, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

4. Representations and Warranties of the Seller and the Company. The Seller and the Company represent and warrant to the Buyer that: (a) each of the Seller and the Company has all necessary power and authority to execute and deliver this Amendment and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution, delivery and performance of this Amendment by each of the Seller and the Company and the consummation by each of the Seller and the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of the Seller and the Company; and (c) this Amendment has been duly and validly executed and delivered by each of the Seller and the Company, and assuming the due authorization, execution and delivery by the Buyer and the Guarantor, constitutes a legal, valid and binding obligation of each of the Seller and the Company, enforceable against each of the Seller and the Company in accordance with its terms, except as (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

5. Termination of Amendment. If the Buyer and its Affiliates (including, without limitation, Golden Gate Private Equity, Inc.) shall not have filed or supplied all notification and information required to be filed or supplied in connection with the transactions contemplated by this Amendment and the Acquisition Agreement pursuant to the HSR Act (and requested early termination of the waiting period under the HSR Act) by 5:00 P.M. EST on November 5, 2008, this Amendment shall immediately terminate and be null and void and the Acquisition Agreement shall remain unmodified by the terms of this Amendment.

6. Miscellaneous.

6.1. Entire Agreement. This Amendment, the Acquisition Agreement and the other agreements referred to therein set forth the entire understanding between the parties hereto with respect to the subject matter hereof and thereof. Except to the extent specifically amended hereby, the provisions of the Acquisition Agreement shall remain unmodified, and the Acquisition Agreement is hereby confirmed as being in full force and effect.

6.2. Assignment. This Amendment shall bind and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and representatives as part of the Acquisition Agreement in accordance with the terms thereof.

6.3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

6.4. Governing Law. This Amendment and all claims arising hereunder or in connection herewith shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Amendment to be executed, as of the date first above written, by their officers or other representatives thereunto duly authorized.

PREFERRED ROCKS USS, INC.

By:
Name:	D. Charles Houder
Title:	V.P.

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:
Name:
Title:

HOURGLASS ACQUISITION I, LLC

By:
Name:
Title:

Solely for the purpose of amending the Acquisition Agreement pursuant to Section 12.2:

PREFERRED UNLIMITED INC.

By:
Name:	D. Charles Houder
Title:	V.P.

[Signature Page to First Amendment]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound by the terms hereof, have caused this Amendment to be executed, as of the date first above written, by their officers or other representatives thereunto duly authorized.

PREFERRED ROCKS USS, INC.

By:
Name:
Title:

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:
Name:
Title:

HOURGLASS ACQUISITION I, LLC

By:
Name:
Title:

Solely for the purpose of amending the Acquisition Agreement pursuant to Section 12.2:

PREFERRED UNLIMITED INC.

By:
Name:
Title:

[Signature Page to First Amendment]